Apollo Group, Inc.
News Release

APOLLO GROUP, INC. RECEIVES EXPECTED STAFF DETERMINATION LETTER
Apollo Continues to Work on Restatement of Financial Information

Phoenix, Arizona, April 16, 2007 — Apollo Group, Inc. (Nasdaq:APOL) announced today that, as expected, it received a Nasdaq Staff Determination letter on April 11, 2007 indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). The notice was issued in accordance with standard Nasdaq procedures. The Company was unable to file its Quarterly Report on Form 10-Q by the required filing date of April 9, 2007 for the second fiscal quarter ended February 28, 2007 because it has not yet completed the restatement of its financial statements following receipt by the Company’s Board of Directors, on December 8, 2006, of the Special Committee’s final factual findings of its stock option investigation.

Also as previously reported, on March 29, 2007, the Nasdaq Listing Council (“Listing Council”) confirmed its prior decision to grant the Company an exception to demonstrate compliance with all of the Nasdaq’s continued listing requirements until May 25, 2007. Thus, the Company’s securities will continue to be listed during this period. The Company is diligently working on the restatement of its financial statements and currently intends to file its delinquent reports by April 30, 2007 and expects it will be in compliance with all of Nasdaq’s continued listing requirements before the May 25, 2007 deadline.

In addition, as discussed in its Current Report on Form 8-K filed on December 15, 2006, the Company concluded based on a review of its actual write-off experience from fiscal years 2000-2006 relating to accounts receivable, its allowance for doubtful accounts was understated at August 31, 2006. The Company has since completed its analysis and expects at this time to record a pre-tax, non-cash increase in the allowance for doubtful accounts and the associated bad-debt expense of approximately $38 million. The Company also concluded that, of this amount, $24 million relates to years prior to 2006, which will be reflected in its restatement.

About Apollo Group, Inc., parent company to University of Phoenix:

Apollo Group, Inc. has been an education provider for more than 30 years, operating the University of Phoenix, the Institute for Professional Development, the College for Financial Planning, Western International University and Insight Schools. The Company offers innovative and distinctive educational programs and services from high school through college level at 262 locations in 39 states, Puerto Rico, Washington DC, Alberta, British Columbia, Netherlands, and Mexico as well as online, throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (480) 557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu